EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated December 17, 2002 on the Statement of Revenues Over Certain Operating Expenses for the John Wiley Indianapolis Building, in Amendment No. 5 to the Registration Statement (Form S-11 No. 333-48984) and related Prospectus of Wells Real Estate Fund XIII, L.P. for the registration of 7,000,000 of its limited partnership units.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 10, 2003